Amendments to Putnam’s Code of Ethics – June 2011

The following sections of the Code are rewritten to read in their entirety as follows:

Definitions

Access Person Putnam has identified certain employees as Access Persons due to their position or access to investment information. Access Persons are held to a higher standard under the Code than other employees. Please ask the Code of Ethics Officer if you have any question whether you are an Access Person. The following employees are Access Persons:

• All employees of Putnam’s Investment Management Division

• Employees of the Operations Division within the following specific groups and departments:

» Fund Administration Group

» investment Services and Operations Group

» Accounting Services Group

» Custody Services Group

• Any employee in the following groups or divisions who reports directly to a member of the Operating Committee:

» Mutual Fund Shareholder Services Group

» Accounting, Custody, and Control Services Group

» Global Marketing and Products Division

» Defined Contribution Division

» Global Distribution Division

• All members of Putnam’s Operating Committee

• All employees of Putnam investments Limited (PiL) and all other Putnam employees based in Europe

• All directors and officers of a registered investment advisor affiliate, e.g., Putnam investment Management, LLC (PIM), or The Putnam Advisory Company, LLC (PAC)

• All employees who have access to My Putnam (unless access is limited to the Wall Street Journal, Factiva, or other systems that do not allow access to non-public information about Putnam products, as determined by the Code of Ethics Officer)

• Employees who have systems access or other access to non-public information about any client’s purchase or sale of securities or to information regarding portfolio holdings or recommendations with respect to such purchases or sales

• Others as determined by the Code of Ethics Officer

Section 8 — Sanctions

The Code of Ethics Oversight Committee has adopted the following minimum monetary sanctions for violations of the Code. These sanctions apply even if the exception results from inadvertence rather than intentional misbehavior. The Code of Ethics Oversight Committee will review and approve sanctions on employees. However, the sanctions noted below are only minimums, and the Committee reserves the right to impose sanctions it believes fit the circumstances, such as higher monetary sanctions, trading bans, suspension, or termination of employment. The Committee’s belief that an employee has violated the Code of Ethics intentionally may result in more severe sanctions than outlined in the guidelines.

8.1. Sanctions for violations of Sections 1-3.

The minimum sanction per violation of the Rules in Sections 1, 2 or 3 is disgorgement of any profits or payment of avoided losses and the following payments:

	Investment Division,	All other employees not
	Operating Committee	included in the criteria
	Member, and any	for inclusion in the higher
	employee who reports	sanction schedule
directly to an Operating
Committee Member
(administrative assistants
will be excluded from the
higher sanction schedule)

1st violation	$250	$50

2nd violation	$500	$100

3rd violation	Minimum monetary sanction for a 2nd violation with a
ban on all new personal securities transactions for time
period determined by the Code of Ethics Oversight
Committee

8.2. Sanctions for violations of Sections 4-6.

The minimum sanction for violations of the rules in Sections 4-6 is as follows:

	Investment Division,	All other employees not
	Operating Committee	included in the criteria
	Member, and any	for inclusion in the higher
	employee who reports	sanction schedule
directly to an Operating
Committee Member
(administrative assistants
will be excluded from the
higher sanction schedule)

1st violation	Warning	Warning

2nd violation	$50	$25

3rd violation	$100	$50

8.3. Sanctions for violations of Section 7.

All violations concerning the use of material, non-public information, failure to report inside information, or insider trading will be presented to the Code of Ethics Oversight Committee to determine the appropriate sanction, up to and including termination. Severe criminal penalties may also be imposed.

The reference period for determining generally whether a violation is initial or subsequent will be three years.